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MONRO MUFFLER BRAKE, INC.                                                                        Exhibit 11
STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

         Earnings per share for each period was computed by dividing net income for such period by the weighted average number of shares of Common Stock and common stock equivalents outstanding during such period.

                                                               QUARTER ENDED                NINE MONTHS ENDED
                                                                 DECEMBER 31,                   DECEMBER 31,

                                                           2000             1999             2000           1999
                                                         -------          -------          -------         -------

                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


DILUTED
-------

EARNINGS

Net Income                                               $ 1,368          $ 1,149          $ 8,287         $ 7,055
                                                         =======          =======          =======         =======

SHARES

Weighted average number of shares of common shares         8,332            8,322            8,325           8,322

Treasury stock                                              (155)                             (133)

Assuming conversion of Class C Convertible
     Preferred Stock                                         636              636              636             636

Dilutive effect of outstanding options                        71               15               71              17
                                                         -------          -------          -------         -------

Total common and common equivalent shares                  8,884            8,973            8,899           8,975
                                                         =======          =======          =======         =======

DILUTED EARNINGS PER SHARE                               $   .15          $   .13          $   .93         $   .79
                                                         =======          =======          =======         =======


BASIC
-----

EARNINGS

Net Income                                               $ 1,368          $ 1,149          $ 8,287         $ 7,055
                                                         =======          =======          =======         =======

SHARES

Weighted average number of common shares                   8,177            8,322            8,192           8,322
                                                         =======          =======          =======         =======

BASIC EARNINGS PER SHARE                                 $   .17          $   .14          $  1.01         $   .85
                                                         =======          =======          =======         =======
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